Exhibit 99.1
Ernst & Young Ltd
Maagplatz 1
CH-8010 Zurich

Phone +41 58 286 31 11
Fax +41 58 286 30 04
www.ey.com/ch
To the Annual General Meeting of
Weatherford International Ltd., Zug
Zurich, March 4, 2013

Report of the statutory auditor on the restated consolidated financial statements

As statutory auditor, we have audited the consolidated financial statements of Weatherford International Ltd. and Subsidiaries (the "Company"), which comprise the consolidated balance sheets as of December 31, 2012 and 2011 and the related consolidated statements of operations, comprehensive income (loss), shareholders' equity and cash flows for each of the three years in the period ended December 31, 2012 and notes thereto (pages 49 to 90).

Board of Directors' responsibility
The Board of Directors is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States and the requirements of Swiss law. This responsibility includes designing, implementing and maintaining an internal control system relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error. The Board of Directors is further responsible for selecting and applying appropriate accounting policies and making accounting estimates that are reasonable in the circumstances.

Auditor's responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with Swiss law, Swiss Auditing Standards and standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers the internal control system relevant to the entity's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control system. An audit also includes evaluating the appropriateness of the accounting policies used and the reasonableness of accounting estimates made, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company at December 31, 2012 and 2011 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States and comply with Swiss law.

Report on other legal requirements

We confirm that we meet the legal requirements on licensing according to the Auditor Oversight Act (AOA) and independence (article 728 CO and article 11 AOA) and that there are no circumstances incompatible with our independence.

In accordance with article 728a paragraph 1, item 3 CO and the Swiss Auditing Standard 890, we confirm that the internal control system, which has been designed for the preparation of consolidated financial statements according to the instructions of the Board of Directors, is sufficiently documented. However, the Company's processes, procedures, controls and oversight over the income tax process were not designed to ensure that current taxes payable, certain deferred tax assets and liabilities, reserves for uncertain tax positions, the current and deferred income tax expense and related footnote disclosures were accurate.

Except for income taxes, we confirm that an internal control system exists which has been designed for the preparation of consolidated financial statements according to the instructions of the Board of Directors.

We recommend that the consolidated financial statements submitted to you be approved.

Ernst & Young Ltd

/s/ Robin Errico	/s/ Jolanda Dolente
Licensed audit expert	Licensed audit expert
(Auditor in charge)

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
	December 31,
	2012	2011
	(In millions, except par value)
Current Assets:
Cash and Cash Equivalents	$300	$371
Accounts Receivable, Net of Allowance for Uncollectible Accounts of $84 in 2012 and $91 in 2011	3,885	3,233
Inventories, Net	3,675	3,158
Deferred Tax Assets	376	274
Other Current Assets	793	695
Total Current Assets	9,029	7,731

Property, Plant and Equipment:
Land, Buildings and Leasehold Improvements	1,714	1,369
Rental and Service Equipment	10,208	8,867
Machinery and Other	2,407	2,074
	14,329	12,310
Less: Accumulated Depreciation	6,030	5,023
	8,299	7,287

Goodwill	3,871	4,423
Other Intangible Assets, Net	766	711
Equity Investments	646	616
Other Non-current Assets	184	283
Total Assets	$22,795	$21,051

Current Liabilities:
Short-term Borrowings and Current Portion of Long-term Debt	$1,585	$1,320
Accounts Payable	2,108	1,571
Accrued Salaries and Benefits	490	402
Billings in Excess of Costs and Estimated Earnings	281	30
Income Taxes Payable	167	178
Other Current Liabilities	1,079	782
Total Current Liabilities	5,710	4,283

Long-term Debt	7,049	6,286
Other Non-current Liabilities	1,218	1,137
Total Liabilities	13,977	11,706

Shareholders' Equity:
Shares - Par Value 1.16 Swiss Francs; Authorized 840 shares, Conditionally Authorized 372 shares, Issued 840 Shares at December 31, 2012; Authorized 1,138 Shares, Conditionally Authorized 379 Shares, Issued 765 Shares at December 31, 2011	775	769
Capital in Excess of Par Value	4,674	4,675
Treasury Shares, at Cost	(182)	(334)
Retained Earnings	3,356	4,134
Accumulated Other Comprehensive Income	163	80
Weatherford Shareholders' Equity	8,786	9,324
Noncontrolling Interests	32	21
Total Shareholders' Equity	8,818	9,345
Total Liabilities and Shareholders' Equity	$22,795	$21,051

The accompanying notes are an integral part of these consolidated financial statements.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
	2012	2011	2010
	(In millions, except per share amounts)
Revenues:
Products	$6,024	$4,884	$3,580
Services	9,191	8,104	6,641
	15,215	12,988	10,221
Costs and Expenses:
Cost of Products	4,693	3,742	2,637
Cost of Services	7,162	5,936	4,953
Research and Development	257	245	216
Selling, General and Administrative Attributable to Segments	1,585	1,532	1,404
Corporate General and Administrative	355	226	237
Goodwill and Equity Investment Impairment	793	—	—
Sanctioned Country Loss Contingency	100	—	—
Gain on Sale of Business	(28)	—	—
	14,917	11,681	9,447

Operating Income	298	1,307	774
Other Income (Expense):
Interest Expense, Net	(486)	(453)	(406)
Bond Tender Premium	—	—	(54)
Devaluation of Venezuelan Bolivar	—	—	(64)
Other, Net	(100)	(107)	(53)

Income (Loss) Before Income Taxes	(288)	747	197
Provision for Income Taxes	(462)	(542)	(396)
Net Income (Loss)	(750)	205	(199)
Net Income Attributable to Noncontrolling Interests	(28)	(16)	(18)
Net Income (Loss) Attributable to Weatherford	$(778)	$189	$(217)

Earnings (Loss) Per Share Attributable To Weatherford:
Basic	$(1.02)	$0.25	$(0.29)
Diluted	$(1.02)	$0.25	$(0.29)

Weighted Average Shares Outstanding:
Basic	765	753	743
Diluted	765	760	743

The accompanying notes are an integral part of these consolidated financial statements.

 WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Year Ended December 31,
	2012	2011	2010
		(In millions)

Net Income (Loss)	$(750)	$205	$(199)
Other Comprehensive Income (Loss), Net of Tax:
Foreign Currency Translation	86	(118)	3
Defined Benefit Pension Activity	(4)	(5)	56
Other	1	1	1
Other Comprehensive Income (Loss)	83	(122)	60
Comprehensive Income (Loss)	(667)	83	(139)
Comprehensive Income Attributable to Noncontrolling Interests	(28)	(16)	(18)
Comprehensive Income (Loss) Attributable to Weatherford	$(695)	$67	$(157)

The accompanying notes are an integral part of these consolidated financial statements.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

	Issued Shares	Capital In Excess of Par Value	Retained Earnings	Accumulated Other Comprehensive Income	Treasury Shares	Non-controlling Interests	Total Shareholders' Equity
				(In millions)

Balance at December 31, 2009	$761	$4,635	$4,166	$142	$(608)	$79	$9,175

Net Loss	—	—	(217)	—	—	18	(199)
Other Comprehensive Income	—	—	—	60	—	—	60
Dividends Paid to Noncontrolling Interests	—	—	—	—	—	(29)	(29)
Shares Issued for Acquisitions	—	(10)	—	—	38	—	28
Equity Awards Granted, Vested and Exercised	—	(8)	—	—	94	—	86
Other	—	—	—	—	(2)	(1)	(3)
Balance at December 31, 2010	761	4,617	3,949	202	(478)	67	9,118

Net Income	—	—	189	—	—	16	205
Other Comprehensive Loss	—	—	—	(122)	—	—	(122)
Dividends Paid to Noncontrolling Interests	—	—	—	—	—	(29)	(29)
Shares Issued for Acquisitions	6	63	—	—	65	—	134
Equity Awards Granted, Vested and Exercised	—	(7)	—	—	79	—	72
Excess Tax Benefit of Share-Based Compensation Plans	—	4	—	—	—	—	4
Deconsolidation of Joint Ventures	—	—	(4)	—	—	(34)	(38)
Other	2	(2)	—	—	—	1	1
Balance at December 31, 2011	769	4,675	4,134	80	(334)	21	9,345

Net Loss	—	—	(778)	—	—	28	(750)
Other Comprehensive Income	—	—	—	83	—	—	83
Dividends Paid to Noncontrolling Interests	—	—	—	—	—	(21)	(21)
Shares Issued for Acquisitions	—	(27)	—	—	66	—	39
Equity Awards Granted, Vested and Exercised	—	(22)	—	—	86	—	64
Excess Tax Benefit of Share-Based Compensation Plans	—	(3)	—	—	—	—	(3)
Exercise of Warrants	6	59	—	—	—	—	65
Other	—	(8)	—	—	—	4	(4)
Balance at December 31, 2012	$775	$4,674	$3,356	$163	$(182)	$32	$8,818

The accompanying notes are an integral part of these consolidated financial statements.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2012	2011	2010
		(In millions)
Cash Flows From Operating Activities:
Net Income (Loss)	$(750)	$205	$(199)
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided by Operating Activities:
Depreciation and Amortization	1,282	1,136	1,048
Goodwill and Equity Investment Impairment	793	—	—
Sanctioned Country Loss Contingency	100	—	—
Employee Share-Based Compensation Expense	76	87	99
Bad Debt Expense	22	52	57
(Gain) Loss on Sale of Assets and Businesses, Net	(9)	29	30
Deferred Income Tax Provision (Benefit)	(13)	121	82
Excess Tax Benefits from Share-Based Compensation	(1)	(4)	—
Devaluation of Venezuelan Bolivar	—	—	64
Other, Net	43	(19)	61
Change in Operating Assets and Liabilities, Net of Effect of Businesses Acquired:
Accounts Receivable	(705)	(623)	(190)
Inventories	(738)	(606)	(359)
Other Current Assets	(231)	(81)	82
Accounts Payable	543	242	298
Billings in Excess of Costs and Estimated Earnings	255	29	1
Other Current Liabilities	452	202	(21)
Other, Net	102	82	102
Net Cash Provided by Operating Activities	1,221	852	1,155

Cash Flows from Investing Activities:
Capital Expenditures for Property, Plant and Equipment	(2,177)	(1,524)	(977)
Acquisitions of Businesses, Net of Cash Acquired	(165)	(144)	(144)
Acquisition of Intellectual Property	(17)	(8)	(24)
Acquisition of Equity Investments in Unconsolidated Affiliates	(8)	(14)	(2)
Proceeds from Sale of Assets and Businesses, Net	61	31	197
Other Investing Activities	—	(15)	42
Net Cash Used by Investing Activities	(2,306)	(1,674)	(908)

Cash Flows From Financing Activities:
Borrowings of Long-term Debt	1,313	22	1,580
Repayments of Long-term Debt	(310)	(216)	(721)
Borrowings (Repayments) of Short-term Debt, Net	(13)	992	(834)
Bond Tender Premium	—	—	(54)
Proceeds from Exercise of Warrants	65	—	—
Excess Tax Benefits from Share-Based Compensation	1	4	—
Other Financing Activities, Net	(44)	(25)	(36)
Net Cash Provided (Used) by Financing Activities	1,012	777	(65)
Effect of Exchange Rate Changes on Cash and Cash Equivalents	2	—	(19)

Net Increase (Decrease) in Cash and Cash Equivalents	(71)	(45)	163
Cash and Cash Equivalents at Beginning of Year	371	416	253
Cash and Cash Equivalents at End of Year	$300	$371	$416

The accompanying notes are an integral part of these consolidated financial statements.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  Summary of Significant Accounting Policies

Organization and Nature of Operations

Weatherford International Ltd., a Swiss joint-stock corporation (together with its subsidiaries, "Weatherford," the "Company," "we," "us," and "our"), is one of the world's leading providers of equipment and services used in the drilling, evaluation, completion, production and intervention of oil and natural gas wells. We operate in over 100 countries, which are located in nearly all of the oil and natural gas producing regions in the world. Many of our businesses, including those of our predecessor companies, have been operating for more than 50 years.

Our parent company was Weatherford International, Inc., a Delaware corporation ("Weatherford Delaware"), until we moved our incorporation to Bermuda in 2002. In February 2009, we completed a share exchange transaction in which Weatherford International Ltd., a Bermuda exempted company ("Weatherford Bermuda"), became a wholly-owned subsidiary of Weatherford International Ltd., a Swiss joint-stock corporation ("Weatherford Switzerland"), for purposes of changing the Company's place of incorporation from Bermuda to Switzerland (the "Transaction"). Pursuant to the Transaction, each common share, par value U.S. $1.00 per share, of Weatherford Bermuda was exchanged for one registered share, par value 1.16 Swiss francs ("CHF") per share, of Weatherford Switzerland. Weatherford Bermuda and Weatherford Delaware continue to be wholly-owned subsidiaries of Weatherford Switzerland.

On December 17, 2012, restated financial information for years ended December 31, 2011 and 2010 was filed with the Securities and Exchange Commission on Form 10-K/A.  This restatement addressed errors in the Company's accounting for income taxes.  As a result, the financial information presented within this report for 2011 and prior years has been restated and is not consistent with the financial statements included in our originally filed Form 10-K approved by the shareholders on May 23, 2012.

Principles of Consolidation

The consolidated financial statements include the accounts of Weatherford International Ltd., all wholly-owned subsidiaries, controlled joint ventures and variable interest entities in which the Company has determined it is the primary beneficiary for accounting purposes.  All material intercompany accounts and transactions have been eliminated within our consolidated financial statements.

Investments in affiliates in which we exercise significant influence over operating and financial policies are accounted for using the equity method. We recognize equity in earnings of unconsolidated affiliates in Selling, General and Administration attributable to segments in our Consolidated Statements of Operations (see Note 9 –Equity Investments).

We have a significant variable interest in a lessor trust that is a variable interest entity. We are not the primary beneficiary and do not consolidate the trust. The variable interest in the trust is created by the residual fair value guarantees on the leased assets. Our maximum exposure to loss associated with this variable interest and the respective fair value guarantees totaled $41 million at December 31, 2012.  In addition, we have guaranteed debt on behalf of equity investees in whom we have a variable interest and for which we are not the primary beneficiary.  These guarantees totaled $73 million at December 31, 2012.

Deconsolidation

During 2011, we deconsolidated three joint ventures that should have been deconsolidated as of January 1, 2010 in accordance with the variable interest entity accounting guidance, effective in 2010. We recognized equity investments totaling $43 million and derecognized the associated noncontrolling interests totaling $34 million.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles ("GAAP") requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period and disclosure of contingent liabilities. On an on-going basis, we evaluate our estimates, including those related to uncollectible accounts receivable, lower of cost or market value of inventories, equity investments, intangible assets and goodwill, property, plant and equipment, income taxes, percentage-of-completion accounting for long-term contracts, self-insurance, pension and postretirement benefit plans, contingencies and share based payments. We base our estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities not readily apparent from other sources. Actual results could differ from those estimates.

Disputes, Litigation and Contingencies

We accrue an estimate of the probable and estimable cost to resolve certain legal and investigation matters. For matters not deemed probable and reasonably estimable, we have not accrued any amounts in accordance with the accounting guidance. Our contingent loss estimates are based upon an analysis of potential results, assuming a combination of probable litigation and settlement strategies. The accuracy of these estimates is impacted by the complexity of the associated issues.

Cash and Cash Equivalents

We consider all highly liquid investments with original maturities of three months or less to be cash equivalents.

Allowance for Doubtful Accounts

We establish an allowance for doubtful accounts based on various factors including historical experience, the current aging status of our customer accounts, the financial condition of our customers and the business and political environment in which our customers operate. Provisions for doubtful accounts are recorded when it becomes probable that customer accounts are uncollectible.

Major Customers and Credit Risk

Substantially all of our customers are engaged in the energy industry. This concentration of customers may impact our overall exposure to credit risk, either positively or negatively, in that customers may be similarly affected by changes in economic and industry conditions. We perform on-going credit evaluations of our customers and do not generally require collateral in support of our trade receivables. We maintain reserves for potential credit losses, and actual losses have historically been within our expectations. International sales also present various risks, including risks of war, civil disturbances, and governmental activities that may limit or disrupt markets, restrict the movement of funds, or result in the deprivation of contract rights or the taking of property without fair consideration. Most of our international sales are to large international or national oil companies and these sales have resulted in a concentration of receivables from certain national oil companies in Latin America.  As of December 31, 2012 our receivables from Latin America customers accounted for 39% of our net outstanding accounts receivable balance with $373 million due from Petroleos de Venezuela, S.A. ("PDVSA") and $475 million due from Petroleos Mexicanos ("Pemex"). See Note 21 – Subsequent Events for discussion of the February 2013 devaluation of the Venezuelan bolivar and estimated financial statement impact.  During 2012, 2011 and 2010, no individual customer accounted for more than 10% of our consolidated revenues.

Inventories

We value our inventories at lower of cost or market using either the first-in, first-out ("FIFO") or average cost methods. Cost represents third-party invoice or production cost. Production cost includes material, labor and manufacturing overhead. Work in process and finished goods inventories include the cost of materials, labor and manufacturing overhead.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

 Property, Plant and Equipment

We carry our property, plant and equipment, both owned and under capital lease, at cost less accumulated depreciation. The carrying values are based on our estimates and judgments relative to capitalized costs, useful lives and salvage value, where applicable. We expense maintenance and repairs as incurred. We capitalize expenditures for improvements as well as renewals and replacements that extend the useful life of the asset. We depreciate our fixed assets on a straight-line basis over their estimated useful lives, allowing for salvage value where applicable.

Our depreciation expense for the years ended December 31, 2012, 2011 and 2010 was $1,159 million, $1,035 million and $956 million, respectively. We classify our rig assets as Rental and Service Equipment on the Consolidated Balance Sheets.

The estimated useful lives of our major classes of property, plant and equipment are as follows:

Estimated Useful Lives
Buildings and leasehold improvements	10 – 40 years or lease term
Rental and service equipment	2 – 20 years
Machinery and other	2 – 12 years

Goodwill and Indefinite-Lived Intangible Assets

We test for the impairment of goodwill and other intangible assets with indefinite lives annually as of October 1, or more frequently if indicators of impairment exist. Our goodwill impairment test involves a comparison of the fair value of each of our reporting units with its carrying amount.  Fair value is estimated using discounted cash flows using a discount rate adjusted for the credit risk of the regional reporting unit tested. If the fair value of a reporting unit is less than the recorded book value of the reporting unit's assets (including goodwill), less liabilities, then a hypothetical purchase price allocation is performed on the reporting unit's assets and liabilities using the fair value of the reporting unit as the purchase price in the calculation. If the amount of goodwill resulting from this hypothetical purchase price allocation is less than the recorded amount of goodwill, the recorded goodwill is written down to the new amount. Our indefinite-lived asset impairment test involves a comparison of the fair value of the intangible asset and its carrying value.  If the fair value is less than the carrying value, the asset is written down to fair value.

Intangible Assets

Our intangible assets, excluding goodwill, are acquired technology, licenses, patents, customer relationships and other identifiable intangible assets. Intangible assets are amortized on a straight-line basis over their estimated economic lives generally ranging from two to 20 years, except for intangible assets with indefinite lives, which are not amortized. As many areas of our business rely on patents and proprietary technology, we seek patent protection both inside and outside the U.S. for products and methods that appear to have commercial significance. We capitalize patent defense costs when we determine that a successful defense is probable.

Long-Lived Assets

We review our long-lived assets to determine whether any events or changes in circumstances indicate the carrying amount of the assets may not be recoverable. Factors that might indicate a potential impairment may include, but are not limited to, significant decreases in the market value of the long-lived asset, a significant change in the long-lived asset's physical condition, a change in industry conditions or a reduction in cash flows associated with the use of the long-lived asset. If these or other factors indicate the carrying amount of the asset may not be recoverable, we determine whether an impairment has occurred through analysis of undiscounted cash flow of the asset at the lowest level that has an identifiable cash flow. If an impairment has occurred, we recognize a loss for the difference between the carrying amount and the fair value of the asset. We measure the fair value of the asset using market prices or, in the absence of market prices, based on an estimate of discounted cash flows. Cash flows are generally discounted using an interest rate commensurate with a weighted average cost of capital for a similar asset.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Research and Development Expenditures

Research and development expenditures are expensed as incurred.

Environmental Expenditures

Environmental expenditures that relate to the remediation of an existing condition caused by past operations and that do not contribute to future revenues are expensed. Liabilities for these expenditures are recorded when it is probable that obligations have been incurred and costs can be reasonably estimated. Estimates are based on available facts and technology, enacted laws and regulations and our prior experience in remediation of contaminated sites.

Derivative Financial Instruments

We record derivative instruments on the balance sheet at their fair value, as either an asset or a liability. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income (loss), depending on whether the derivative is designated as part of a hedge relationship, and if so, the type of hedge transaction. Any gain or loss associated with the termination of an interest rate swap that was accounted for as a hedge instrument is deferred and amortized as an adjustment to interest expense over the remaining term of the designated debt instrument.

Foreign Currency

Results of operations for our foreign subsidiaries with functional currencies other than the U.S. dollar are translated using average exchange rates during the period. Assets and liabilities of these foreign subsidiaries are translated using the exchange rates in effect at the balance sheet dates, and the resulting translation adjustments are included as Accumulated Other Comprehensive Income (Loss), a component of shareholders' equity.

For our subsidiaries that have a functional currency that differs from the currency of their balances and transactions, inventories, property, plant and equipment and other non-monetary assets and liabilities, together with their related elements of expense or income, are remeasured using historical exchange rates. All monetary assets and liabilities are remeasured at current exchange rates. All revenues and expenses are translated at average exchange rates. Remeasurement gains and losses for these subsidiaries are recognized in our results of operations during the period incurred. We had net foreign currency losses of $85 million, $84 million and $34 million in 2012, 2011 and 2010, respectively. The gain or loss related to individual foreign currency transactions is included in Other, Net in our Consolidated Statements of Operations.

Share-Based Compensation

We account for all share-based payment awards, including shares issued under employee stock purchase plans, stock options, restricted stock and performance units by measuring these awards at the date of grant and recognizing the grant date fair value as an expense, net of expected forfeitures, over the service period, which is usually the vesting period.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Income Taxes

Income taxes have been provided based upon the tax laws and rates in the countries in which our operations are conducted and income is earned. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance for deferred tax assets is recorded when it is more likely than not that some or all of the benefit from the deferred tax asset will not be realized. The impact of an uncertain tax position taken or expected to be taken on an income tax return is recognized in the financial statements at the largest amount that is more likely than not to be sustained upon examination by the relevant taxing authority.

Revenue Recognition

Revenue is recognized when all of the following criteria have been met: (1) evidence of an arrangement exists; (2) delivery to and acceptance by the customer has occurred; (3) the price to the customer is fixed or determinable; and (4) collectability is reasonably assured.

Both contract drilling and pipeline service revenue is contractual by nature and generally governed by day-rate based contracts. We recognize revenue for these day-rate contracts based on the criteria outlined above, which is consistent with our other product offerings.

From time to time, we may receive revenues for preparation and mobilization of equipment and personnel. In connection with new drilling contracts, revenues earned and incremental costs incurred directly related to preparation and mobilization are deferred and recognized over the primary contract term using the straight-line method. Costs of relocating equipment without contracts to more promising market areas are expensed as incurred. Demobilization fees received are recognized, along with any related expenses, upon completion of contracts.

We incur rebillable expenses including shipping and handling, third-party inspection and repairs, and customs costs and duties. We recognize the revenue associated with these rebillable expenses as Products Revenues and all related costs as Cost of Products in the accompanying Consolidated Statements of Operations.

Percentage- of- Completion

 Revenue from certain long-term construction type contracts, is reported on the percentage-of-completion method of accounting. This method of accounting requires us to calculate contract profit to be recognized in each reporting period for each contract based upon our projections of future outcomes, which include:

•    estimates of the available revenue under the contracts;
•    estimates of the total cost to complete the project;
•    estimates of project schedule and completion date;
•    estimates of the extent of progress toward completion; and
•    amount of any change orders or claims included in revenue.

Measurements of progress are based on costs incurred to date as a percentage of total estimated costs. At the outset of each contract, we prepare a detailed analysis of our estimated cost to complete the project. Risks related to service delivery, usage, productivity, and other factors are considered in the estimation process. We periodically evaluate the estimated costs, claims, change orders, and percentage-of-completion at the contract level. The recording of profits and losses on long-term contracts requires an estimate of the total profit or loss over the life of each contract. This estimate requires consideration of total contract value, change orders, and claims, less costs incurred and estimated costs to complete. Anticipated losses on contracts are recorded in full in the period in which they become evident. Profits are recorded based upon the total estimated contract profit multiplied by the current estimated percentage complete for the contract.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Earnings per Share

Basic earnings per share for all periods presented equals net income divided by the weighted average number of our shares outstanding during the period including participating securities. Diluted earnings per share is computed by dividing net income by the weighted average number of our shares outstanding during the period including participating securities, adjusted for the dilutive effect of our stock options, restricted shares, performance units and our outstanding warrants. Our diluted earnings per share calculation excludes five million potential shares for the year ended December 31, 2011 due to their anti-dilutive effect. Our diluted earnings per share calculation for the years ended December 31, 2012 excludes four million potential shares and our diluted earnings per share calculation for 2010 excludes seven million potential shares that would have been included if we had net income for those years, but are excluded as we had a net losses and their inclusion would have been anti-dilutive.

Unvested share-based payment awards that contain non-forfeitable rights to dividends or dividend equivalents, whether paid or unpaid, are participating securities and are included in the computation of earnings per share following the two-class method. Accordingly, we include our restricted share awards ("RSA"), which contain the right to vote and receive dividends, in the computation of both basic and diluted earnings per share.  The following reconciles basic and diluted weighted average shares outstanding:

	Year Ended December 31,
	2012	2011	2010
		(In millions)

Basic weighted average shares outstanding	765	753	743
Dilutive effect of:
Warrants	—	2	—
Stock options and restricted shares	—	5	—
Diluted weighted average shares outstanding	765	760	743

Reclassifications

Certain reclassifications have been made to conform prior year financial information to the current period presentation.

New Accounting Pronouncements

In May 2011, the Financial Accounting Standards Board ("FASB") issued new guidance to achieve common fair value measurement and disclosure requirements between GAAP and International Financial Reporting Standards. This new guidance amends current fair value measurement and disclosure guidance to include increased transparency around valuation inputs and investment categorization. This new guidance is effective for fiscal years and interim periods beginning after December 15, 2011. Our adoption of the new guidance did not impact our consolidated financial position, results of operations or cash flows, although it did require additional fair value disclosures.

In June 2011, the FASB issued new guidance on the presentation of comprehensive income.   This guidance requires the presentation of the components of net income and other comprehensive income either in a single continuous statement or in two separate but consecutive statements. The initial requirement to present reclassification adjustments for items that are reclassified from other comprehensive income to net income on the face of the financial statement was deferred by the FASB. We have adopted the effective guidance and net income and other comprehensive income has been presented in two separate but consecutive statements for the current reporting period and prior comparative periods in our consolidated financial statements.  In January 2013, the FASB issued additional guidance on this topic clarifying the presentation and disclosure that were previously deferred.   The additional guidance is effective for reporting periods beginning after December 15, 2012 and we have not exercised the option to early adopt.

In September 2011, the FASB issued an accounting update that gives companies the option to make a qualitative evaluation about the likelihood of goodwill impairment. Companies are required to perform the two-step impairment test only if they conclude that the fair value of a reporting unit is more likely than not less than its carrying value.  The accounting update is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011.  We did not utilize this option in 2012.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

In December 2011, the FASB issued an accounting update that will add new disclosure requirements for entities with recognized financial instruments that are appropriately offset on the balance sheet or that are subject to a master netting arrangement. The accounting update is effective for periods beginning on or after January 1, 2013 with retrospective presentation. We do not believe this guidance will have a material impact on our presentation and disclosure.

In July 2012, the FASB issued an update to existing guidance on the impairment assessment of indefinite-lived intangibles. This update simplifies the impairment assessment of indefinite-lived intangibles by allowing companies to consider qualitative factors to determine whether it is more likely than not that the fair value of an indefinite-lived intangible asset is less than its carrying amount before performing the two-step impairment review process. This new guidance is effective for fiscal years and interim periods beginning after September 15, 2012.  We did not utilize this option in 2012.

2.  Business Combinations and Dispositions
We have acquired businesses we feel are important to our long-term strategy. Results of operations for acquisitions are included in the accompanying Consolidated Statements of Operations from the date of acquisition. The balances included in the Consolidated Balance Sheets related to current year acquisitions are based on preliminary information and are subject to change when final asset valuations are obtained and the potential for liabilities has been evaluated. The purchase price is allocated to the net assets acquired based upon their estimated fair values at the date of acquisition.
In May 2012, we acquired a company that designs and produces well completion tools.  As purchase consideration, we paid $29 million in cash, issued three million shares valued at approximately $39 million, settled a previously existing note receivable for $16 million and entered into a contingent consideration arrangement valued at approximately $11 million at December 31, 2012 that will be settled in early 2015.  This contingent consideration arrangement is dependent on the acquired company's 2014 revenue and will be marked to market through current earnings in each reporting period prior to settlement.  The liability is valued using a Monte Carlo simulation and Level 3 inputs.
During the year ended December 31, 2012, we also acquired other businesses and equity investments for cash consideration of $144 million, net of cash acquired. We acquired various businesses and equity investments during the years ended 2011 and 2010 for cash consideration of  $158 million and $146 million, respectively, net of cash acquired.  In addition, our 2011 acquisitions included the issuance of approximately eight million shares valued at $134 million and our 2010 acquisitions included the issuance of approximately two million shares valued at $28 million.
During 2012, we completed the sale of our subsea controls business in exchange for an equity investment, valued at $173 million, in an entity that is positioned to provide complete subsea solutions to clients (see Note 9 – Equity Investments). We recognized a $28 million gain from the transaction, (approximately $25 million net of tax).  The major classes of assets sold included $39 million of accounts receivable and other current assets, $38 million of inventories, $5 million of property plant and equipment and $74 million of goodwill.  Liabilities of $13 million were also transferred in the sale.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3.  Supplemental Cash Flow Information

Cash paid for interest and income taxes, net of refunds, was as follows:

	Year Ended December 31,
	2012	2011	2010
		(In millions)

Interest paid, net of capitalized interest	$478	$461	$403
Income taxes paid, net of refunds	443	291	351

We have revised the statements of cash flows for 2011 and 2010 to correct an error in the presentation of dividends paid to non-controlling interests.  The revision increased cash provided by operating activities by $28 million and $30 million for the years ended December 31, 2011 and 2010, respectively, and decreased cash provided (used) by financing activities by the same amount.  The revision is not material to the Company's cash flows in either year.

4.  Percentage of Completion Contracts

During 2012, we recognized losses of $100 million related to a long-term construction contract in Iraq accounted for under the percentage-of-completion method.  As of December 31, 2012, we have claims against our customer of $68 million that are not included in our revenue estimates because they do not meet the criteria for recognition.  Additionally, we have accrued $17 million for liquidated damages that we are contractually obligated to pay as a result of delays in the expected completion of the project.  Although we have not met the criteria for revenue recognition, we expect to vigorously pursue collection of the claims and reduction or elimination of the liquidated damages.  Any benefits resulting from those efforts will be recognized if and when the criteria for the revenue recognition are met.

In addition, in the quarter ended December 31, 2012, we recognized $63 million in revenue upon revision of project estimates, on our projects in Mexico.  These amounts were determined to be realizable in the fourth quarter of 2012.  During 2010, we incurred a $76 million charge for revisions to our profitability estimates on our projects in Mexico, as the client requested a slowdown in drilling activity to near zero while they re-evaluated the pace of drilling and capital expenditures.

5.  Accounts Receivable Factoring

In 2010, we entered into an accounts receivable factoring program to sell accounts receivable in Mexico to third party financial institutions.  In 2011, we sold approximately $65 million under our factoring program, received cash totaling $64 million and recognized a loss of $1 million on these sales. In 2012, we sold approximately $177 million under the program, received cash totaling $163 million and recognized a loss of $1 million on these sales.  In each of the years since 2010, our factoring transactions qualified for sale accounting under the accounting standards and proceeds are included in operating cash flows in our Consolidated Statements of Cash Flows.

6.  Inventories, Net

Inventories, net of reserves, by category were as follows:
	December 31,
	2012	2011
	(In millions)

Raw materials, components and supplies	$461	$443
Work in process	166	149
Finished goods	3,048	2,566
	$3,675	$3,158

During 2012, we recognized a charge of $30 million ($0.04 per share) to adjust the carrying value of our guar inventory, a component of certain drilling fluids, to the lower of cost or market.  During 2012, we recognized an additional charge for excess and obsolete inventory of $53 million ($0.07 per share).  These costs are classified in Cost of Products within our Consolidated Statements of Operations.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.  Goodwill

We perform an impairment test for goodwill and indefinite-lived intangible assets annually as of October 1, or more frequently if indicators of potential impairment exist.  Our goodwill impairment test involves a comparison of the fair value of each of our reporting units with its carrying amount. Fair value is estimated using discounted cash flows and a discount rate based on the weighted average cost of capital of the reporting unit. Our reporting units are components of our operating segments, certain of which are aggregated and include the United States, Canada, Latin America, Europe, Sub-Sahara Africa ("SSA"), Russia, Middle East/North Africa ("MENA") and Asia Pacific.
During the second quarter of 2012, we noted a sustained decline in the market price of our registered shares such that our market capitalization was lower than our total shareholders' equity for an extended period.  Additionally, certain of our reporting units were not performing at the levels previously expected. In response, we considered the associated circumstances to assess whether an event or change had occurred that, more likely than not, reduced the fair value of any of our reporting units below their carrying amount.  After considering the relevant circumstances, we concluded that the decline in our market capitalization was a potential indicator of impairment and we prepared the analysis necessary to identify potential impairment through the comparison of reporting unit fair values and carrying amounts.  This "step one" analysis, indicated that the goodwill attributed to our MENA and SSA reporting units was potentially impaired. Consequently, we performed the "step two" analysis of the goodwill impairment test, comparing the implied fair value of reporting unit goodwill with the carrying amount of that goodwill.  The "step two" analysis indicated that the goodwill for both reporting units was fully impaired and we recognized an impairment loss of $589 million in the second quarter, of which $512 million was attributable to MENA and $77 million to SSA.
The fair values of all our reporting units were in excess of their carrying value as of our October 1, 2012 annual impairment test. The fair value of our Latin America reporting unit was closest to its carrying value and was 16% in excess of its carrying value at October 1, 2012. The goodwill at December 31, 2012 for Latin America was $354 million.

The changes in the carrying amount of goodwill by reportable segment for the two years ended December 31, 2012 were as follows:

	North America	MENA/ Asia Pacific	Europe/ SSA/ Russia	Latin America	Total
	(In millions)

Balance at December 31, 2010	$2,188	747	1,024	320	4,279
Acquisitions	78	—	8	73	159
Disposals	—	—	—	—	—
Purchase price and other Adjustments	17	(4)	2	(1)	14
Foreign currency translation	(11)	—	(10)	(8)	(29)
Balance at December 31, 2011	2,272	743	1,024	384	4,423
Acquisitions	59	—	46	—	105
Disposals	(2)	(7)	(65)	—	(74)
Impairment Loss	—	(512)	(77)	—	(589)
Purchase price and other Adjustments	(18)	—	—	(24)	(42)
Foreign currency translation	25	2	27	(6)	48
Balance at December 31, 2012	$2,336	$226	$955	$354	$3,871

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

8.  Other Intangible Assets

The components of intangible assets were as follows:

	December 31, 2012			December 31, 2011
	Gross Carrying Amount	Accumulated Amortization	Net	Gross Carrying Amount	Accumulated Amortization	Net
	(In millions)

Acquired technology	$423	$(207)	$216	$416	$(170)	$246
Licenses	254	(139)	115	256	(130)	126
Patents	266	(113)	153	239	(101)	138
Customer relationships and contracts	353	(148)	205	246	(106)	140
Other	128	(51)	77	100	(39)	61
	$1,424	$(658)	$766	$1,257	$(546)	$711

We have trademarks that are considered to have indefinite lives as we have the ability and intent to renew them indefinitely. These trademarks had a carrying value of $19 million at both December 31, 2012 and 2011, and are included in the Other caption in the table above.

Additions to intangibles for the years ended December 31, 2012 and 2011 were as follows:

	Year Ended December 31,
	2012	2011
	(In millions)

Acquired technology	$—	$—
Licenses	13	7
Patents	34	9
Customer relationships and Contracts	100	47
Other	30	27
Total	$177	$90

The amount and classification of the intangible additions shown above that are related to current year business combinations are based on preliminary information and are subject to change when final asset valuations are obtained.

Amortization expense was $122 million, $102 million and $92 million for the years ended December 31, 2012, 2011 and 2010, respectively. Future estimated amortization expense for the carrying amount of intangible assets as of December 31, 2012 is expected to be as follows (in millions):

2013	$121
2014	116
2015	100
2016	81
2017	73

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.  Equity Investments

Our equity investments in unconsolidated affiliates were as follows:

	December 31,
	2012	2011
	(In millions)

Premier Business Solutions	$356	$529
ProServ Group Inc.	170	—
Other Equity Investments	120	87
	$646	$616

At December 31, 2012 and 2011, we own 38.5% of Premier Business Solutions and at December 31, 2012, we owned 25.7% of ProServ Group Inc.  Equity in earnings of unconsolidated affiliates for the years ended December 31, 2012, 2011 and 2010 amounted to $51 million, $20 million and $6 million, respectively.

In connection with our goodwill impairment test performed in 2012, we prepared an analysis to determine the fair value of our equity investments in less than majority owned entities. Upon completion of this valuation, we determined that the fair value attributable to certain equity investments was significantly below our carrying value for these investments. We assessed these declines in value as other than temporary and recognized an impairment loss of $204 million during the second quarter of 2012.

10.  Short-term Borrowings and Current Portion of Long-term Debt

	December 31,
	2012	2011
	(In millions)

Commercial paper program	$888	$997
Other short-term bank loans	109	14
Total short-term borrowings	997	1,011
Current portion of long-term debt	588	309
Short-term borrowings and current portion of long-term debt	$1,585	$1,320
Weighted average interest rate on short-term borrowings outstanding at end of year	1.54%	0.81%

We maintain a $2.25 billion unsecured, revolving credit agreement (the "Credit Agreement") with JPMorgan Chase Bank, N.A., as administrative agent, scheduled to mature July 13, 2016.   The Credit Agreement can be used for a combination of borrowings, support for our $2.25 billion commercial paper program and issuances of letters of credit. This agreement requires that we maintain a debt-to-total capitalization ratio of less than 60%. We were in compliance with this covenant at December 31, 2012. At December 31, 2012, our borrowings under our commercial paper program had a weighted average interest rate of 0.68%, and there were $100 million in outstanding letters of credit under the Credit Agreement.

We have short-term borrowings with various domestic and international institutions pursuant to uncommitted facilities. At December 31, 2012, we had $109 million in short-term borrowings under these arrangements with a weighted average interest rate of 8.58%. In addition, we had $666 million of letters of credit under various uncommitted facilities and $129 million of performance bonds issued by financial sureties against an indemnification from us at December 31, 2012.

The carrying value of our short-term borrowings approximates their fair value as of December 31, 2012. The Current Portion of Long-term Debt at December 31, 2012, includes $544 million for our Senior Notes due in June 2013 and other debt maturing in 2013 totaling $44 million.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

11. Long-term Debt

We have issued various Senior Notes, all of which rank equally with our existing and future senior unsecured indebtedness, have semi-annual interest payments and no sinking fund requirements. Our Long-term Debt consisted of the following:

	December 31,
	2012	2011
	(In millions)

5.95% Senior Notes due 2012	$—	$273
5.15% Senior Notes due 2013	294	297
4.95% Senior Notes due 2013	250	252
5.50% Senior Notes due 2016	354	357
6.35% Senior Notes due 2017	613	613
6.00% Senior Notes due 2018	497	498
9.625% Senior Notes due 2019	1,025	1,030
5.125% Senior Notes due 2020	797	799
4.50% Senior Notes due 2022	747	—
6.50% Senior Notes due 2036	595	596
6.80% Senior Notes due 2037	298	298
7.00% Senior Notes due 2038	497	498
9.875% Senior Notes due 2039	247	247
6.75% Senior Notes due 2040	596	598
5.95% Senior Notes due 2042	545	—
4.82% Secured Borrowing	132	154
Capital and Other Lease Obligations	118	60
Other	32	25
	7,637	6,595
Less amounts due in one year	588	309
Long-term debt	$7,049	$6,286

The following is a summary of scheduled Long-term Debt maturities by year (in millions):

2013	$588
2014	39
2015	39
2016	387
2017	672
Thereafter	5,912
$7,637

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On April 4, 2012, we completed a $1.3 billion long-term debt offering comprised of (1) $750 million of 4.5% Senior Notes due 2022 and (2) $550 million of 5.95% Senior Notes due 2042. The net proceeds from this offering were used to repay short-term indebtedness under our commercial paper program and for general corporate purposes.
 In August 2012, as a result of the delay in filing our second quarter report on Form 10-Q and potential delay in filing our third quarter report on Form 10-Q, we sought consents from the holders of our Senior Notes to extend the due date under the Senior Note indentures for providing our Form 10-Q filings and our 2012 Form 10-K filing to no later than March 31, 2013. We received sufficient consents to apply this extension to all series of our publicly traded Senior Notes. We offered a cash payment of $2.50 for each $1,000 in principal amount for those note holders who consented to the extension and we paid approximately $18 million to the holders of our Senior Notes in connection with this consent solicitation, which will be recognized as an increase in interest expense over the remaining terms of the Senior Notes.  We also incurred and expensed in 2012 other costs of $12 million in connection with the consent solicitation.
The weighted average effective interest rate on our Senior Notes for 2012 was 6.0%. The effective rate was determined after giving consideration to the effect of interest rate derivatives accounted for as hedges and the amortization of any discounts (See Note 13 — Derivative Instruments).
12.  Fair Value of Financial Instruments

Financial Instruments Measured and Recognized at Fair Value

We estimate fair value at a price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants in the principal market for the asset or liability. Our valuation techniques require inputs that we categorize using a three level hierarchy, from highest to lowest level of observable inputs. Level 1 inputs are unadjusted quoted prices in active markets for identical assets or liabilities. Level 2 inputs are quoted prices or other market data for similar assets and liabilities in active markets, or inputs that are observable for the asset or liability, either directly or indirectly through market corroboration, for substantially the full term of the financial instrument. Level 3 inputs are unobservable inputs based upon our own judgment and assumptions used to measure assets and liabilities at fair value. Classification of a financial asset or liability within the hierarchy is determined based on the lowest level of input that is significant to the fair value measurement. Other than the contingent consideration discussed in Note 2 and our derivative instruments discussed in Note 13, we had no assets or liabilities measured and recognized at fair value on a recurring basis at December 31, 2012 and 2011.

Fair Value of Other Financial Instruments

Our other financial instruments include short-term borrowings and long-term debt.  The carrying value of our commercial paper and other short-term borrowings approximates their fair value due to the short-term duration of the associated interest rate periods.  These short-term borrowings are classified as Level 2 in the fair value hierarchy.

The fair value of our long-term debt fluctuates with changes in applicable interest rates.  Fair value will exceed carrying value when the current market interest rate is lower than the interest rate at which the debt was originally issued.  The fair value of our Long-term Debt is a measure of its current value under present market conditions and is established based on observable inputs in non-active markets.  The fair value of our Long-term Debt is classified as Level 2 in the fair value hierarchy.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The fair value and carrying value of our Senior Notes were as follows:

	December 31,
	2012	2011
	(In millions)

Fair value	$8,368	$7,270
Carrying value	7,355	6,595

13.  Derivative Instruments

We are exposed to market risk from changes in foreign currency and changes in interest rates. From time to time, we may enter into derivative financial instrument transactions to manage or reduce our market risk. We manage our debt portfolio to achieve an overall desired position of fixed and floating rates, and we may employ interest rate swaps as a tool to achieve that goal. The major risks from interest rate derivatives include changes in the interest rates affecting the fair value of such instruments, potential increases in interest expense due to market increases in floating interest rates and the creditworthiness of the counterparties in such transactions. In light of events in the global credit markets and the potential impact of these events on the liquidity of the banking industry, we continue to monitor the creditworthiness of our counterparties, which are multinational commercial banks.

The fair values of all our outstanding derivative instruments are determined using a model with Level 2 inputs including quoted market prices for contracts with similar terms and maturity dates.

Fair Value Hedges

We may use interest rate swaps to help mitigate exposures related to changes in the fair values of the associated debt. Amounts paid or received upon termination of interest rate swaps accounted for as fair value hedges represent the fair value of the agreements at the time of termination and are amortized as a reduction, in the case of gains, or as an increase, in the case of losses, of interest expense over the remaining term of the debt.

In July 2011, we entered into interest rate swap agreements to pay a variable interest rate and receive a fixed interest rate with an aggregate notional amount of $300 million. These swaps were designated as fair value hedges of our 6.35% Senior Notes.  In June 2012, these swaps were terminated. As a result of these terminations, we received a cash settlement of $18 million.  The gain associated with these interest rate swap terminations was deferred and is being amortized over the remaining term of our 6.35% Senior Notes as a reduction in interest expense.

As of December 31, 2012 and 2011, we had net unamortized gains of $52 million and $46 million, respectively, associated with interest rate swap terminations.

Cash Flow Hedges

In 2008, we entered into interest rate derivative instruments to hedge projected exposures to interest rates in anticipation of a debt offering. These hedges were terminated at the time of the issuance of the debt and the associated loss on these hedges is being amortized from Accumulated Other Comprehensive Income (Loss) into interest expense over the remaining term of the debt. As of December 31, 2012 and 2011, we had net unamortized losses of $11 million and $12 million, respectively, associated with our cash flow hedge terminations.

Other Derivative Instruments

As of December 31, 2012 and 2011, we had foreign currency forward contracts with aggregate notional amounts of $990 million and $469 million, respectively. These contracts were entered into to hedge exposure to currency fluctuations in various foreign currencies. The total estimated fair value of these contracts and amounts receivable or owed associated with closed contracts resulted in a net liability of $15 million at December 31, 2012 and a net asset of $12 million at December 31, 2011. These derivative instruments were not designated as hedges, and the changes in fair value of the contracts are recorded each period in Other, Net in the accompanying Consolidated Statements of Operations.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

We have cross-currency swaps between the U.S. dollar and Canadian dollar to hedge certain exposures to the Canadian dollar. At December 31, 2012 and 2011, we had notional amounts outstanding of $168 million for each year. The total estimated fair value of these contracts at December 31, 2012 and 2011 resulted in a liability of $34 million and $27 million, respectively. These derivative instruments were not designated as hedges, and the changes in fair value of the contracts are recorded each period in Other, Net in the accompanying Consolidated Statements of Operations.

The fair values of outstanding derivative instruments are summarized as follows:

	December 31,
	2012	2011	Classifications
	(In millions)
Derivative assets designated as hedges:
Interest rate swaps	$—	$13	Other Assets

Derivative assets not designated as hedges:
Foreign currency forward contracts	5	20	Other Current Assets

Derivative liabilities not designated as hedges:
Foreign currency forward contracts	(20)	(8)	Other Current Liabilities
Interest rate locks	—	(9)	Other Current Liabilities
Cross-currency swap contracts	(34)	(27)	Other Liabilities

14.  Shareholders' Equity

Changes in our Issued and Treasury shares during the years ended December 31, 2012, 2011 and 2010 were as follows:

	Issued	Treasury
	(In millions)

Balance at December 31, 2009	758	(29)
Shares issued for acquisitions	—	2
Equity awards granted, vested and exercised	—	4

Balance at December 31, 2010	758	(23)
Shares issued for acquisitions	5	3
Equity awards granted, vested and exercised	—	4
Shares issued for warrants	2	—

Balance at December 31, 2011	765	(16)
Shares issued for acquisitions	—	3
Equity awards granted, vested and exercised	—	4
Shares issued for warrants	5	—
Shares issued in internal restructuring	70	(70)
Balance at December 31, 2012	840	(79)

Effective May 23, 2012, we issued 70 million shares to one of our subsidiaries in an internal restructuring of certain of the Company's assets.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Authorized Shares

At December 31, 2012, we were authorized to issue 840 million registered shares and conditionally authorized to issue 372 million registered shares.

Warrants

At December 31, 2010, warrants were outstanding to purchase up to 12.9 million of our shares at a price of $15.00 per share. On March 4, 2011, 4.3 million of these warrants were exercised through net share settlement resulting in the issuance of 1.7 million shares. At December 31, 2011, 8.6 million of these warrants were outstanding and exercisable until February 2012. On February 28, 2012, 4.3 million of these warrants were exercised through physical delivery of shares in exchange for $65 million and the remaining 4.3 million of these warrants were exercised through net share settlement resulting in the issuance of 494 thousand shares.

15. Share-Based Compensation

Incentive Plans

Our incentive plans permit the grant of options, stock appreciation rights, restricted stock awards ("RSA"), restricted share units ("RSU"), performance share awards, performance unit awards, other share-based awards and cash-based awards to any employee, non-employee directors, and other individual service providers or any affiliate.

The provisions of each award vary based on the type of award granted and are specified by the Compensation Committee of our Board of Directors. Those awards, such as stock options that are based on a specific contractual term, will be granted with a term not to exceed ten years. Upon grant of an RSA, the participant has the rights of a shareholder, including but not limited to, the right to vote such shares and the right to receive any dividends paid on such shares. Recipients of RSU awards do not have the rights of a shareholder until such date as the shares are issued or transferred to the recipient. As of December 31, 2012, approximately five million shares were available for grant under our incentive plans.

Share-Based Compensation Expense

We recognized the following employee share-based compensation expense during each of the years ended December 31, 2012, 2011 and 2010:

	Year Ended December 31,
	2012	2011	2010
		(In millions)

Share-based compensation	$76	$87	$99
Related tax benefit	27	30	35

Options

Stock options were granted with an exercise price equal to or greater than the fair market value of our shares as of the date of grant. We used the Black-Scholes option pricing model to determine the fair value of stock options awarded. The estimated fair value of our stock options was expensed over their vesting period, which was generally one to four years. There were no stock options granted during 2012, 2011 or 2010. The intrinsic value of stock options exercised during 2012, 2011 and 2010 was $4 million, $10 million and $12 million, respectively. All options were fully vested as of December 31, 2012.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A summary of option activity for the year ended December 31, 2012, is presented below:

	Options	Weighted Average Exercise Price	Weighted Average Remaining Term	Aggregate Intrinsic Value
	(In thousands)		(In years)	(In thousands)

Outstanding at December 31, 2011	11,107	$8.99	2.50	$69,385
Granted	—	—
Exercised	(704)	5.78
Forfeited	—	—
Outstanding and Vested at December 31, 2012	10,403	$9.21	2.54	$31,717

Restricted Share Awards and Restricted Share Units

RSAs and RSUs vest based on continued employment, generally over a two to five-year period. The fair value of RSAs and RSUs is determined based on the closing price of our shares on the date of grant. The total fair value, less assumed forfeitures, is expensed over the vesting period. The weighted-average grant date fair value of RSAs and RSUs granted during the years ended December 31, 2012, 2011 and 2010 was $13.30, $22.41 and $16.45, respectively. The total fair value of RSAs and RSUs vested during the years ended December 31, 2012, 2011 and 2010 was $78 million, $86 million and $96 million, respectively. As of December 31, 2012, there was $58 million of unrecognized compensation expense related to unvested RSAs and RSUs, which is expected to be recognized over a weighted average period of two years. A summary of RSA and RSU activity for the year ended December 31, 2012 is presented below:

	RSA	Weighted Average Grant Date Fair Value	RSU	Weighted Average Grant Date Fair Value
	(In thousands)		(In thousands)

Non-Vested at December 31, 2011	3,088	$24.04	3,827	$22.65
Granted	1,076	12.13	1,553	14.11
Vested	(1,507)	23.96	(1,896)	21.97
Forfeited	(255)	22.41	(433)	23.33
Non-Vested at December 31, 2012	2,402	$18.93	3,051	$18.63

Performance Units

We issued one million and 688 thousand performance units in 2012 and 2011, respectively. The performance units typically vest at the end of a three-year period assuming continued employment and the Company's achievement of certain market-based performance goals. Performance units expire unvested when market conditions are not met. The weighted average grant date fair value of our performance units was determined through use of the Monte Carlo simulation method. As of December 31, 2012, there was $15 million of unrecognized compensation expense related to performance units, which is expected to be recognized over a weighted average period of one year.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A summary of performance unit activity for the years ended December 31, 2012 and 2011 is presented below:

	Year Ended December 31, 2012	Weighted Average Grant Date Fair Value	Year Ended December 31, 2011	Weighted Average Grant Date Fair Value
	(In thousands)		(In thousands)

Non-Vested at Period Beginning	1,241	$21.35	986	$12.32
Granted	1,064	21.32	688	29.64
Vested	(64)	13.19	—	—
Expired	(358)	15.49	(363)	12.32
Forfeited	(481)	21.53	(70)	22.03
Non-Vested at Period End	1,402	$23.14	1,241	$21.35

16.  Retirement and Employee Benefit Plans

We have defined contribution plans covering certain employees. Contribution expenses related to these plans totaled $62 million, $50 million and $43 million in 2012, 2011 and 2010, respectively. We have defined benefit pension and other postretirement benefit plans covering certain U.S. and international employees.  These do not pertain to personnel in Switzerland.  Net periodic benefit cost related to these plans totaled $16 million, $14 million and $51 million in 2012, 2011 and 2010, respectively.  Plan benefits are generally based on factors such as age, compensation levels and years of service.

The projected benefit obligations for our defined benefit pension and other postretirement benefit plans were $275 million and $253 million as of December 31, 2012 and 2011, respectively, and the fair values of the plan assets (determined primarily using Level 2 inputs) were $130 million and $111 million as of December 31, 2012 and 2011, respectively.  The net underfunded obligation was substantially all recorded within Other Noncurrent Liabilities at each balance sheet date.  The weighted average assumption rates used for benefit obligations were as follows:

Year Ended December 31,
	2012	2011
Discount rate:
United States plans	1.00% – 4.00%	2.50% – 4.50%
International plans	1.36% – 7.00%	1.37% – 7.50%
Rate of compensation increase:
United States plans	–	–
International plans	2.00% – 4.10%	2.00% – 4.30%

Amounts in accumulated other comprehensive income (loss) that have not yet been recognized as components of net periodic benefit cost were $55 million and $47 million as of December 31, 2012 and 2011, respectively.

During 2012 and 2011, we contributed $11 million and $10 million, respectively, to our defined benefit pension and other postretirement benefit plans.  In 2013, we expect to contribute approximately $12 million to our defined benefit pension and other postretirement benefit plans.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17. Income Taxes

We are exempt from Swiss cantonal and communal tax on income derived outside Switzerland, and we are also granted participation relief from Swiss federal tax for qualifying dividend income and capital gains related to the sale of qualifying investments in subsidiaries. We expect that the participation relief will result in a full exemption of participation income from Swiss federal income tax.

We provide for income taxes based on the laws and rates in effect in the countries in which operations are conducted, or in which we or our subsidiaries are considered resident for income tax purposes. The relationship between our pre-tax income or loss and our income tax provision or benefit varies from period to period as a result of various factors which include changes in total pre-tax income or loss, the jurisdictions in which our income is earned, the tax laws in those jurisdictions and in our operating structure.

Our income tax benefit (provision) from continuing operations consisted of the following:

	Year Ended December 31,
	2012	2011	2010
	(In millions)

Total current provision	$(475)	$(421)	$(314)

Total deferred benefit (provision)	13	(121)	(82)
	$(462)	$(542)	$(396)

The difference between the income tax provision at the Swiss federal income tax rate and the income tax provision attributable to Income Before Income Taxes for each of the three years ended December 31, 2012 is analyzed below:

	Year Ended December 31,
	2012	2011	2010
		(In millions)

Swiss federal income tax rate at 7.83%	$23	$(59)	$(16)
Tax on earnings subject to rates different than the Swiss federal income tax rate	(341)	(377)	(246)
Change in valuation allowance	(108)	(29)	(55)
Change in uncertain tax positions	(36)	(77)	(79)
	$(462)	$(542)	$(396)

In 2012, our results include a $589 million goodwill impairment charge, substantially all of which was non-deductible, a $204 million equity method impairment charge and a $100 million accrual for a loss contingency, both of which are fully non-deductible.  In 2011, we recorded tax expense of $20 million related to the redemption of equity in one of our U.S. subsidiaries and in 2010, we recorded tax expense of approximately $124 million related to the restructuring of our Latin America operations. These amounts are included in tax on earnings subject to rates different than the Swiss federal income tax rate.

Deferred tax assets and liabilities are recognized for the estimated future tax effects of temporary differences between the tax basis of an asset or liability and its reported amount in the financial statements. The measurement of deferred tax assets and liabilities is based on enacted tax laws and rates currently in effect in each of the jurisdictions in which we have operations. Deferred tax assets and liabilities are classified as current or non-current according to the classification of the related asset or liability for financial reporting.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The components of the net deferred tax asset (liability) attributable to continuing operations were as follows:

	December 31,
	2012	2011
	(In millions)

Net operating losses carryforwards	$396	$301
Accrued liabilities and reserves	229	212
Tax credit carryforwards	117	117
Employee benefits	61	55
Inventory	61	44
Other	112	69
Valuation allowance	(317)	(201)
Total deferred tax assets	659	597

Deferred tax liabilities:
Property, plant and equipment	(501)	(424)
Intangible assets	(245)	(218)
Deferred Income	(27)	(54)
Other	(32)	(39)
Total deferred tax liabilities	(805)	(735)
Net deferred tax assets (liabilities)	$(146)	$(138)

The overall increase in the valuation allowance in 2012 is primarily attributable to the establishment of a valuation allowance against current year net operating losses ("NOLs") and tax credits in various jurisdictions.  Our results in 2012 include significant losses in Iraq upon which we recorded a valuation allowance of $72 million.  Management's assessment is that it is more likely than not the character and nature of future taxable income will not allow us to realize the tax benefits of the NOLs and tax credits within the allowable carryforward period. Therefore, a valuation allowance has been recorded.

As of December 31, 2012, undistributed earnings of our foreign subsidiaries that are indefinitely reinvested and could be subject to tax amount to approximately $1.5 billion.  Deferred income taxes and the related dividend withholding taxes have not been provided on those earnings as they are considered to be indefinitely reinvested.  Distribution of those earnings in the form of dividends or otherwise could result in income and withholding taxes payable in various countries.  Due to complexities in the tax laws and the manner of repatriation, it is not practicable to estimate the amount of deferred income taxes associated with those unremitted earnings.

At December 31, 2012, we had approximately $1.7 billion of NOLs in various jurisdictions, $371 million of which were generated by certain U.S. subsidiaries.  Loss carryforwards, if not utilized, will mostly expire for U.S. subsidiaries in 2029 and 2030, and at various dates from 2013 through 2032 for non-U.S. subsidiaries.  At December 31, 2012 we had $117 million of tax credit carryovers, of which $95 million is for U.S. subsidiaries, and consists of $22 million of research and development tax credit carryforwards which expire from 2018 through 2031, and $73 million of foreign tax credit carryforwards which expire from 2013 through 2020.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A tabular reconciliation of the total amounts of uncertain tax positions at the beginning and end of the period is as follows:
	Year Ended December 31,
	2012	2011	2010
	(In millions)

Balance at beginning of year	$292	$237	$186
Additions as a result of tax positions taken during a prior period	8	7	—
Reductions as a result of tax positions taken during a prior period	(1)	(8)	—
Additions as a result of tax positions taken during the current period	29	65	67
Reductions relating to settlements with taxing authorities	(14)	(3)	(5)
Reductions as a result of a lapse of the applicable statute of limitations	(19)	(2)	(2)
Foreign exchange effects	1	(4)	(9)
Balance at end of year	$296	$292	$237

Substantially all of the uncertain tax positions, if recognized in future periods, would impact our effective tax rate.

To the extent penalties and interest would be assessed on any underpayment of income tax, such amounts have been accrued and classified as a component of income tax expense and other non-current liabilities in the financial statements in accordance with our accounting policy. We recorded $21 million, $20 million and $27 million of interest and penalties for the years ended December 31, 2012, 2011 and 2010, respectively. The amounts in the table above exclude accrued interest and penalties of $142 million, $121 million and $102 million at December 31, 2012, 2011 and 2010, respectively, which are included in other liabilities.

We are subject to income tax in many of the over 100 countries where we operate.  As of December 31, 2012, the following table summarizes the tax years that remain subject to examination for the major jurisdictions in which we operate:

Canada	2005 - 2012
Mexico	2007 - 2012
Russia	2009 - 2012
Switzerland	2009 - 2012
United States	2007 - 2012
Venezuela	2008 - 2012

We anticipate a reduction in the balance of uncertain tax positions by up to $41 million in the next twelve months due to expiration of statutes of limitations, settlements and/or conclusions of tax examinations.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

18.  Disputes, Litigation and Contingencies

U.S. Government and Internal Investigations

We are currently involved in government and internal investigations.

The U.S. Department of Commerce, Bureau of Industry & Security, Office of Foreign Assets Control ("OFAC"), Department of Justice ("DOJ") and SEC have undertaken investigations of allegations of improper sales of products and services by the Company and its subsidiaries in certain sanctioned countries. We have cooperated fully with these investigations and we have retained legal counsel, reporting directly to our Audit Committee, to investigate these matters.

In light of these investigations, the U.S. and foreign policy environment and the inherent uncertainties surrounding these countries, we decided in September 2007 to direct our foreign subsidiaries to discontinue doing business in countries that are subject to comprehensive U.S. economic and trade sanctions, specifically Cuba, Iran, and Sudan, as well as Syria. Effective September 2007, we ceased entering into any new contracts in these countries and began an orderly discontinuation and winding down of our existing business in these sanctioned countries. Effective March 31, 2008, we substantially completed our winding down of business in these countries and have conducted further withdrawal activities, pursuant to the licenses issued by OFAC, which have now ceased. Certain of our subsidiaries continue to conduct business in countries such as Myanmar which was subject to more limited U.S. trading sanctions until 2012.

We have been in negotiations with the government agencies to resolve the investigation into alleged violations of the trade sanctions laws for more than a year, and these negotiations have advanced significantly.  During the quarter ended June 30, 2012, the negotiations progressed to a point where we recognized a liability for a loss contingency that we believe is probable and for which a reasonable estimate can be made. The Company estimates that the most likely amount of this loss is $100 million, although the actual amount could be greater or less, and the timing of the payment cannot yet be determined. The Company recognized a $100 million loss contingency in the quarter ended June 30, 2012 for the potential settlement of the sanctioned country matters.  However, uncertainties remain and therefore an exposure to loss may exist in excess of the amount accrued, pending the ultimate resolution of the investigation, and we may not ultimately reach a final settlement with the government and may proceed to litigation.  As with any potential resolution, the government may seek to impose modifications to business practices, that decrease our business and modifications to the Company's compliance programs, which may increase compliance costs.

Until 2003, we participated in the United Nations oil-for-food program governing sales of goods and services into Iraq. The DOJ and SEC have undertaken investigations of our participation in the oil-for-food program and have subpoenaed certain documents in connection with these investigations.  We have cooperated fully with these investigations. We have retained legal counsel, reporting to our Audit Committee, to investigate this matter. We are in negotiations with the government agencies to resolve these matters, and although these negotiations have advanced significantly, we cannot yet anticipate the timing, outcome or possible impact of the ultimate resolution of the investigations, financial or otherwise.

The DOJ and SEC are also investigating our compliance with the Foreign Corrupt Practices Act ("FCPA") and other laws worldwide. We have retained legal counsel, reporting to our Audit Committee, to investigate these matters and we are cooperating fully with the DOJ and SEC.  As part of our internal investigations, we have uncovered potential violations of U.S. law in connection with activities in several jurisdictions.  We have been in negotiations with the government agencies to resolve these matters for more than a year.  Although we believe that these negotiations have advanced significantly, we cannot yet anticipate the timing, outcome or possible impact of the ultimate resolution of the investigations, financial or otherwise.

The DOJ, SEC and other agencies and authorities have a broad range of civil and criminal penalties they may seek to impose against corporations and individuals for violations of trade sanctions laws, the FCPA and other federal statutes including, but not limited to, injunctive relief, disgorgement, fines, penalties and modifications to business practices and compliance programs. In recent years, these agencies and authorities have entered into agreements with, and obtained a range of penalties against, several corporations and individuals in similar investigations, under which civil and criminal penalties were imposed, including in some cases fines and other penalties and sanctions in the tens and hundreds of millions of dollars. Any injunctive relief, disgorgement, fines, penalties, sanctions or imposed modifications to business practices resulting from these investigations could adversely affect our results of operations, and the cost of our investigations have been significant.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

To the extent we violated trade sanctions laws, the FCPA, or other laws or regulations, fines and other penalties may be imposed.  Because these matters are now pending before the indicated agencies, there is some uncertainty as to the ultimate amount of any penalties we may pay.  We have not yet recognized a loss contingency related to these matters other than trade sanction laws, as we have not concluded that there are related losses that we believe are probable and for which a reasonable estimate can be made. However, there can be no assurance that actual fines or penalties, if any, will not have a material adverse effect on our business, financial condition, liquidity or results of operations.

The SEC and DOJ are investigating the circumstances surrounding the material weakness in the Company's internal controls over financial reporting for income taxes that was disclosed on Forms 8-K and 12b-25 on March 1, 2011, February 21, 2012 and July 24, 2012, respectively,  and the subsequent restatements of our historical financial statements.  In addition, the SIX Exchange Regulation, one of the regulatory bodies of the SIX Swiss Exchange, opened an investigation of similar matters.  We are cooperating fully with these investigations.
Shareholder Litigation

In 2010, shareholders filed suit in Weatherford's name against those directors in place before June 2010 and certain current and former members of management relating to the U.S. government and internal investigations disclosed above and in our SEC filings since 2007. Separately, in 2011 and 2012, shareholders filed suit relating to the material weakness in the Company's internal controls over financial reporting for income taxes that was disclosed on the Forms 8-K and 12b-25 filed on March 1, 2011, February 21, 2012, and July 24, 2012, and the related restatement of historical financial statements. These suits name the Company as well as current and former members of management and our directors. We cannot predict the ultimate outcome of these claims.

Other Disputes

Our former Senior Vice President and General Counsel (the "Executive") left the Company in June 2009. The Executive had employment agreements with us that terminated on his departure. There is currently a dispute between the Executive and us as to the amount of compensation we are obligated to pay under these employment agreements based on the Executive's separation. This dispute has not resulted in a lawsuit being filed. It is our belief that an unfavorable outcome regarding this dispute is not probable, and as such, we have not accrued for $9 million of the Executive's claimed severance and other benefits.

Additionally, we are aware of various disputes and potential claims and are a party in various litigation involving claims against us, some of which are covered by insurance. For claims, disputes and pending litigation in which we believe a negative outcome is probable and a loss can be reasonably estimated, we have recorded a liability for the expected loss. These liabilities are immaterial to our financial condition and results of operations. In addition we have certain claims, disputes and pending litigation in which we do not believe a negative outcome is probable or for which we can only estimate a range of liability.  If one or more negative outcomes were to occur relative to these matters, we do not believe that the impact to our financial condition would be material.

19.  Commitments

We are committed under various operating lease agreements primarily related to office space and equipment. Generally, these leases include renewal provisions and rental payments, which may be adjusted for taxes, insurance and maintenance related to the property. Future minimum rental commitments under noncancellable operating leases are as follows (in millions):

2013	$252
2014	211
2015	179
2016	139
2017	102
Thereafter	293
$1,176

Total rent expense incurred under operating leases was approximately $458 million, $328 million and $321 million for the years ended December 31, 2012, 2011 and 2010, respectively.  The future rental commitment table above does not include leases that are short-term in nature or can be cancelled with notice of less than three months.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

20. Segment Information

Reporting Segments

Our operational performance is reviewed and managed on a geographic basis. We report the following regions, which are our operating segments, as separate, distinct reporting segments: (1) North America; (2) MENA/Asia Pacific; (3) Europe/SSA/Russia; and (4) Latin America. Financial information by segment is summarized below. Revenues are attributable to countries based on the ultimate destination of the sale of products or performance of services. The accounting policies of the segments are the same as those described in the summary of significant accounting policies

	Year Ended December 31, 2012
	Net Operating Revenues	Income from Operations (b)	Depreciation and Amortization	Capital Expenditures	Assets at December 31, 2012
			(In millions)

North America	$6,824	$1,078	$412	$744	$8,223
MENA/Asia Pacific	2,795	34	352	657	5,108
Europe/SSA/Russia	2,519	315	255	341	4,418
Latin America	3,077	395	238	384	4,348
	15,215	1,822	1,257	2,126	22,097
Corporate and Research and Development	—	(453)	25	51	698
Goodwill and Equity Investment Impairment	—	(793)	—	—	—
Sanctioned Country Loss Contingency	—	(100)	—	—	—
Other Items (a)	—	(178)	—	—	—
Total	$15,215	$298	$1,282	$2,177	$22,795

	Year Ended December 31, 2011
	Net Operating Revenues	Income from Operations	Depreciation and Amortization	Capital Expenditures	Assets at December 31, 2011
			(In millions)

North America	$6,023	$1,259	$357	$416	$7,672
MENA/Asia Pacific (c)	2,441	25	328	504	5,264
Europe/SSA/Russia	2,298	287	233	226	3,963
Latin America	2,226	254	198	329	3,517
	12,988	1,825	1,116	1,475	20,416
Corporate and Research and Development	—	(422)	20	49	635
Other Items (d)	—	(96)	—	—	—
Total	$12,988	$1,307	$1,136	$1,524	$21,051

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	Year Ended December 31, 2010
	Net Operating Revenues	Income from Operations	Depreciation and Amortization	Capital Expenditures	Assets at December 31, 2010
		(In millions)

North America	$4,167	$693	$328	$242	$6,817
MENA/Asia Pacific	2,451	264	304	381	4,989
Europe/SSA/Russia	1,984	240	213	106	3,614
Latin America (e)	1,619	51	181	220	2,696
	10,221	1,248	1,026	949	18,116
Corporate and Research and Development	—	(388)	22	28	1,083
Revaluation of Contingent Consideration	—	13	—	—	—
Other Items (f)	—	(99)	—	—	—
Total	$10,221	$774	$1,048	$977	$19,199

(a)	Other Items for 2012 includes income tax restatement and material weakness remediation expenses of $103 million, $13 million of costs incurred in connection with on-going investigations by the U.S. government, $11 million in fees and expenses associated with our 2012 debt consent solicitation and severance, exit and other charges of $79 million, offset by a $28 million gain related to the sale of our subsea controls business.

(b)	During 2012, we recognized a charge for excess and obsolete inventory of $53 million attributable to each reporting segment as follows: $21 million for North America, $16 million for MENA/Asia Pacific, $11 million for Europe/SSA/Russia and $5 million for Latin America. We also recognized a charge of $30 million to adjust the carrying value of our guar inventory, a component of certain drilling fluids, to the lower of cost or market, all of which was attributable to the North America reporting segment.
(c)	Early in 2011, our operations in Libya were disrupted by civil unrest. Most employees were evacuated and steps were taken to safeguard assets within the country. Due to the on-going hostilities, we were unable to physically verify the existence or condition of the majority of our assets in country for most of 2011 and the information available to us about these assets evolved during the year. Additionally, due to international sanctions against all entities affiliated with the Libyan government, we were unable to pursue collections of accounts receivable from a significant portion of our Libyan customers. In the fourth quarter, hostilities subsided and limited company personnel were able to re-enter the country. Additionally, we were able to engage in discussions with our customers. Following an examination of our Libyan assets and evaluation of our accounts receivable from Libyan customers, we recognized an expense of $59 million primarily to establish a reserve for receivables, machinery and equipment and inventory in Libya.

(d)	Other Items for 2011 includes income tax restatement and material weakness remediation expenses of $22 million, $10 million of costs incurred in connection with on-going investigations by the U.S. government, $9 million associated with the termination of a corporate consulting contract, and severance, exit and other charges of $55 million.

(e)	Latin America for 2010, includes a $76 million charge for revisions to our profitability estimates on our project management contracts in Mexico and a $32 million reserve taken against accounts receivable balances in Venezuela in light of the country's economic prognosis.

(f)	Other Items for 2010 includes a $38 million charge related to our SERP, which was frozen on March 31, 2010, $61 million for severance and facility closure costs and $7 million of costs incurred in connection with on-going investigations by the U.S. government. These charges were offset by a $7 million benefit related to the reversal of prior cost accruals for our exit from certain sanctioned countries.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Products and Services

We are a diversified international energy service and manufacturing company that provides a variety of services and equipment to the exploration, production and transmission sectors of the oil and natural gas industry. The composition of our consolidated revenues by product line group is as follows:

	Year Ended December 31,
	2012	2011	2010

Formation Evaluation and Well Construction	56%	57%	63%
Completion and Production	44	43	37
Total	100%	100%	100%

Geographic Areas

Financial information by geographic area for each of the three years ended December 31, 2012, is summarized below.  Revenues from customers and long-lived assets in Switzerland were insignificant in each of the years presented.  Long-lived assets exclude goodwill and intangible assets as well as deferred tax assets of $59 million, $145 million and $75 million at December 31, 2012, 2011 and 2010, respectively.

	Revenues from Unaffiliated Customers			Long-lived Assets
	2012	2011	2010	2012	2011	2010
	(In millions)

United States	$5,465	$4,714	$3,197	$2,524	$2,353	$2,237
Canada	1,359	1,309	970	471	435	430
Mexico	1,274	789	617	231	222	252
Other Countries	7,117	6,176	5,437	5,845	5,041	4,703
	$15,215	$12,988	$10,221	$9,071	$8,051	$7,622

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

21. Subsequent Events
Sale of a Business
In January  2013, we executed an agreement to sell our industrial screen business.  Through these operations, we delivered screen technologies used in numerous industries and, as a result, the screen business was not closely aligned with our goals as a leading provider of equipment and services used in the drilling, evaluation, completion, production and intervention of oil and natural gas wells.  This divestiture is expected to close in multiple steps during the first quarter of 2013.
As of December 31, 2012 the industrial screen disposal group was not held for sale.  However, at that date this disposal group included approximately $99 million of current assets including $38 million of Accounts Receivable and $39 million of Inventory and $94 million of non-current assets primarily comprised of Goodwill, Other Intangible Assets, and Property Plant and Equipment.  The disposal group also included approximately $59 million of liabilities of which $49 million were current liabilities.  We expect to realize the net book value of the net assets sold upon completion of this transaction.
Devaluation of Venezuelan Bolivar

On February 8, 2013, the Venezuelan government announced its intention to devalue its currency effective February 13, 2013 at which time the official exchange will have moved from 4.30 per dollar to 6.30 per dollar for all goods and services. In connection with this devaluation, we expect to recognize a charge of approximately $100 million ($60 million net of tax) in the first quarter of 2013 for the remeasurement of our net monetary assets denominated in the Venezuelan bolivar at the date of the devaluation.  Our net investment in Venezuela was $661 million at December 31, 2012.

22. Other Disclosures Required by Swiss Law

Balance Sheet Item

Information regarding insurance coverage on our property, plant and equipment is presented in Note 15 (Insurance) in the Weatherford International Ltd. Swiss statutory standalone financial statements.

Statement of Income Item

Information regarding our personnel expenses is presented in Note 16 (Personnel Expenses) in the Weatherford International Ltd. Swiss statutory standalone financial statements.

Compensation and Security Ownership of Board Members and Executive Officers

The compensation and security ownership of members of the Board of Directors and executive officers of Weatherford International Ltd. are presented in Note 8 (Board of Directors Compensation), Note 9 (Executive Management Compensation) and Note 10 (Share Ownership – Board of Directors and Executive Management) in the Weatherford International Ltd. Swiss statutory standalone financial statements.

Risk Assessment

Weatherford International Ltd.'s risk assessment is presented in Note 11 (Risk Assessment Disclosure) of the Weatherford International Ltd. Swiss statutory standalone financial statements.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

23. Consolidating Financial Statements

Weatherford Switzerland, is the ultimate parent of the Weatherford group and guarantees the obligations of Weatherford Bermuda and Weatherford Delaware noted below.

The following obligations of Weatherford Delaware were guaranteed by Weatherford Bermuda as of December 31, 2012 and 2011: (1) the 6.625% Senior Notes, (2) the 5.95% Senior Notes, (3) the 6.35% Senior Notes and (4) the 6.80% Senior Notes.

The following obligations of Weatherford Bermuda were guaranteed by Weatherford Delaware at December 31, 2012 and 2011: (1) the revolving credit facility, (2) the 4.95% Senior Notes, (3) the 5.50% Senior Notes, (4) the 6.50% Senior Notes, (5) the 5.15% Senior Notes, (6) the 6.00% Senior Notes, (7) the 7.00% Senior Notes, (8) the 9.625% Senior Notes, (9) the 9.875% Senior Notes, (10) the 5.125% Senior Notes, (11) the 6.75% Senior Notes, (12) the 4.50% Senior Notes and (13) the 5.95% Senior Notes.

As a result of these guarantee arrangements, we are required to present the following condensed consolidating financial information. The accompanying guarantor financial information is presented on the equity method of accounting for all periods presented. Under this method, investments in subsidiaries are recorded at cost and adjusted for our share in the subsidiaries' cumulative results of operations, capital contributions and distributions and other changes in equity. Elimination entries relate primarily to the elimination of investments in subsidiaries and associated intercompany balances and transactions. Certain prior year amounts have been reclassified to conform to the current year presentation.

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidating Balance Sheet
December 31, 2012
 (In millions)

	Weatherford Switzerland	Weatherford Bermuda	Weatherford Delaware	Other Subsidiaries	Eliminations	Consolidation

Cash and Cash Equivalents	$—	$—	$—	$300	$—	$300
Other Current Assets	5	5	256	8,682	(219)	8,729
Total Current Assets	5	5	256	8,982	(219)	9,029

Equity Investments in Affiliates	9,184	14,790	7,675	8,458	(40,107)	—
Shares Held in Parent	—	—	10	172	(182)	—
Intercompany Receivables, Net	—	1,872	—	—	(1,872)	—
Other Assets	17	45	14	13,690	—	13,766
Total Assets	$9,206	$16,712	$7,955	$31,302	$(42,380)	$22,795

Current Liabilities:
Short-term Borrowings and Current Portion of Long-Term Debt	$—	$1,439	$26	$120	$—	$1,585
Accounts Payable and Other Current Liabilities	8	246	—	4,089	(218)	4,125
Total Current Liabilities	8	1,685	26	4,209	(218)	5,710

Long-term Debt	—	5,895	1,019	135	—	7,049
Intercompany Payables, Net	400	—	477	995	(1,872)	—
Other Long-term Liabilities	12	76	3	1,127	—	1,218
Total Liabilities	420	7,656	1,525	6,466	(2,090)	13,977

Weatherford Shareholders' Equity	8,786	9,056	6,430	24,804	(40,290)	8,786
Noncontrolling Interests	—	—	—	32	—	32
Total Liabilities and Shareholders' Equity	$9,206	$16,712	$7,955	$31,302	$(42,380)	$22,795

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidating Balance Sheet
December 31, 2011
 (In millions)

	Weatherford Switzerland	Weatherford Bermuda	Weatherford Delaware	Other Subsidiaries	Eliminations	Consolidation
Current Assets:
Cash and Cash Equivalents	$—	$—	$—	$371	$—	$371
Other Current Assets	3	16	147	7,293	(99)	7,360
Total Current Assets	3	16	147	7,664	(99)	7,731

Equity Investments in Affiliates	9,654	15,287	7,770	12,102	(44,813)	—
Shares Held in Parent	—	—	4	330	(334)	—
Intercompany Receivables, Net	—	1,252	64	—	(1,316)	—
Other Assets	20	37	32	13,231	—	13,320
Total Assets	$9,677	$16,592	$8,017	$33,327	$(46,562)	$21,051

Current Liabilities:
Short-term Borrowings and Current Portion of Long-Term Debt	$—	$1,005	$292	$23	$—	$1,320
Accounts Payable and Other Current Liabilities	10	133	—	2,919	(99)	2,963
Total Current Liabilities	10	1,138	292	2,942	(99)	4,283

Long-term Debt	—	5,163	1,046	77	—	6,286
Intercompany Payables, Net	343	—	—	972	(1,315)	—
Other Long-term Liabilities	—	81	5	1,051	—	1,137
Total Liabilities	353	6,382	1,343	5,042	(1,414)	11,706

Weatherford Shareholders' Equity	9,324	10,210	6,674	28,264	(45,148)	9,324
Noncontrolling Interests	—	—	—	21	—	21
Total Liabilities and Shareholders' Equity	$9,677	$16,592	$8,017	$33,327	$(46,562)	$21,051

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidating Statement of Operations
Year Ended December 31, 2012
 (In millions)

	Weatherford Switzerland	Weatherford Bermuda	Weatherford Delaware	Other Subsidiaries	Eliminations	Consolidation

Revenues	$—	$—	$—	$15,215	$—	$15,215
Costs and Expenses	(59)	(114)	(5)	(14,739)	—	(14,917)
Operating Income (Loss)	(59)	(114)	(5)	476	—	298

Other Income (Expense):
Interest Expense, Net	—	(401)	(69)	(16)	—	(486)
Intercompany Charges, Net	(28)	53	(233)	208	—	—
Equity in Subsidiary Income	(689)	(701)	(94)	—	1,484	—
Other, Net	(2)	(34)	—	(64)	—	(100)
Income (Loss) Before Income Taxes	(778)	(1,197)	(401)	604	1,484	(288)
(Provision) Benefit for Income Taxes	—	—	107	(569)	—	(462)
Net Income (Loss)	(778)	(1,197)	(294)	35	1,484	(750)
Noncontrolling Interests	—	—	—	(28)	—	(28)
Net Income (Loss) Attributable to Weatherford	$(778)	$(1,197)	$(294)	$7	$1,484	$(778)
Comprehensive Income (Loss) Attributable to Weatherford	$(695)	$(1,197)	$(294)	$90	$1,401	$(695)

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidating Statement of Operations
Year Ended December 31, 2011
 (In millions)

	Weatherford Switzerland	Weatherford Bermuda	Weatherford Delaware	Other Subsidiaries	Eliminations	Consolidation

Revenues	$—	$—	$—	$12,988	$—	$12,988
Costs and Expenses	(48)	(3)	(3)	(11,627)	—	(11,681)
Operating Income (Loss)	(48)	(3)	(3)	1,361	—	1,307

Other Income (Expense):
Interest Expense, Net	—	(353)	(90)	(10)	—	(453)
Intercompany Charges, Net	(61)	16	(177)	222	—	—
Equity in Subsidiary Income	299	281	802	—	(1,382)	—
Other, Net	—	(33)	(1)	(73)	—	(107)
Income (Loss) Before Income Taxes	190	(92)	531	1,500	(1,382)	747
(Provision) Benefit for Income Taxes	(1)	—	65	(606)	—	(542)
Net Income (Loss)	189	(92)	596	894	(1,382)	205
Noncontrolling Interests	—	—	—	(16)	—	(16)
Net Income (Loss) Attributable to Weatherford	$189	$(92)	$596	$878	$(1,382)	$189
Comprehensive Income (Loss) Attributable to Weatherford	$67	$(92)	$596	$756	$(1,260)	$67

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidating Statement of Operations
Year Ended December 31, 2010
 (In millions)

	Weatherford Switzerland	Weatherford Bermuda	Weatherford Delaware	Other Subsidiaries	Eliminations	Consolidation

Revenues	$—	$—	$—	$10,221	$—	$10,221
Costs and Expenses	(43)	(45)	(3)	(9,356)	—	(9,447)
Operating Income (Loss)	(43)	(45)	(3)	865	—	774

Other Income (Expense):
Interest Expense, Net	(1)	(286)	(113)	(6)	—	(406)
Bond Tender Premium	—	(15)	(39)	—	—	(54)
Devaluation of Venezuelan Bolivar	—	—	—	(64)	—	(64)
Intercompany Charges, Net	(28)	(1)	(188)	217	—	—
Equity in Subsidiary Income	(145)	294	753	—	(902)	—
Other, Net	—	(44)	—	(9)	—	(53)
Income (Loss) Before Income Taxes	(217)	(97)	410	1,003	(902)	197
(Provision) Benefit for Income Taxes	—	—	119	(515)	—	(396)
Net Income (Loss)	(217)	(97)	529	488	(902)	(199)
Noncontrolling Interests	—	—	—	(18)	—	(18)
Net Income (Loss) Attributable to Weatherford	$(217)	$(97)	$529	$470	$(902)	$(217)
Comprehensive Income (Loss) Attributable to Weatherford	$(157)	$(97)	$529	530	(962)	(157)

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidating Statement of Cash Flows
Year Ended December 31, 2012
 (In millions)

	Weatherford Switzerland	Weatherford Bermuda	Weatherford Delaware	Other Subsidiaries	Eliminations	Consolidation

Cash Flows from Operating Activities:
Net Income (Loss)	$(778)	$(1,197)	$(294)	$35	$1,484	$(750)
Adjustments to Reconcile Net Income(Loss) to Net Cash Provided (Used) by Operating Activities:
Charges from Parent or Subsidiary	28	(53)	233	(208)	—	—
Equity in (Earnings) Loss of Affiliates	689	701	94	—	(1,484)	—
Deferred Income Tax Provision Benefit	—	—	10	(23)	—	(13)
Other Adjustments	50	35	472	1,427	—	1,984
Net Cash Provided (Used) by Operating Activities	(11)	(514)	515	1,231	—	1,221

Cash Flows from Investing Activities:
Acquisitions of Businesses, Net of Cash Acquired	(30)	—	—	(135)	—	(165)
Capital Expenditures for Property, Plant and Equipment	—	—	—	(2,177)	—	(2,177)
Acquisition of Intellectual Property	—	—	—	(17)	—	(17)
Purchase of Equity Investment in Unconsolidated Affiliates	—	—	—	(8)	—	(8)
Proceeds from Sale of Assets and Businesses, Net	—	—	—	61	―	61
Capital Contribution to Subsidiary	(30)	(85)	(118)	118	115	―
Other Investing Activities	—	—	—	—	―	―
Net Cash Provided (Used) by Investing Activities	(60)	(85)	(118)	(2,158)	115	(2,306)

Cash Flows from Financing Activities:
Borrowings (Repayments) Short-term Debt, Net	—	(108)	—	95	―	(13)
Borrowings (Repayments) Long-term Debt, Net	—	1,295	(296)	4	—	1,003
Borrowings (Repayments) Between Subsidiaries, Net	71	(588)	(101)	618	—	—
Proceeds from Capital Contributions	—	—	—	115	(115)	—
Other, Net	—	—	—	22	—	22
Net Cash Provided (Used) by Financing Activities	71	599	(397)	854	(115)	1,012

Effect of Exchange Rate Changes On Cash and Cash Equivalents	—	—	—	2	—	2

Net Increase in Cash and Cash Equivalents	—	—	—	(71)	—	(71)
Cash and Cash Equivalents at Beginning of Year	—	—	—	371	—	371
Cash and Cash Equivalents at End of Year	$—	$—	$—	$300	$—	$300

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidating Statement of Cash Flows
Year Ended December 31, 2011
 (In millions)

	Weatherford Switzerland	Weatherford Bermuda	Weatherford Delaware	Other Subsidiaries	Eliminations	Consolidation

Cash Flows from Operating Activities:
Net Income (Loss)	$189	$(92)	$596	$894	$(1,382)	$205
Adjustments to Reconcile Net Income(Loss) to Net Cash Provided (Used) by Operating Activities:
Charges from Parent or Subsidiary	61	(16)	177	(222)	—	—
Equity in (Earnings) Loss of Affiliates	(299)	(281)	(802)	—	1,382	—
Deferred Income Tax Provision (Benefit)	—	—	(65)	186	—	121
Other Adjustments	3	(73)	(31)	627	—	526
Net Cash Provided (Used) by Operating Activities	(46)	(462)	(125)	1,485	—	852

Cash Flows from Investing Activities:
Acquisitions of Businesses, Net of Cash Acquired	(4)	—	—	(140)	—	(144)
Capital Expenditures for Property, Plant and Equipment	—	—	—	(1,524)	—	(1,524)
Acquisition of Intellectual Property	—	—	—	(8)	—	(8)
Purchase of Equity Investment in Unconsolidated Affiliates	—	—	—	(14)	—	(14)
Proceeds from Sale of Assets and Businesses, Net	—	—	—	31	—	31
Capital Contribution to Subsidiary	(4)	(25)	4	—	25	—
Other Investing Activities	—	—	—	(15)	—	(15)
Net Cash Provided (Used) by Investing Activities	(8)	(25)	4	(1,670)	25	(1,674)

Cash Flows from Financing Activities:
Borrowings (Repayments) Short-term Debt, Net	—	996	—	(4)	—	992
Borrowings (Repayments) Long-term Debt, Net	—	—	(18)	(176)	—	(194)
Borrowings (Repayments) Between Subsidiaries, Net	54	(623)	127	442	—	—
Proceeds from Capital Contributions	—	—	—	25	(25)	—
Other, Net	—	—	—	(21)	—	(21)
Net Cash Provided (Used) by Financing Activities	54	373	109	266	(25)	777

Effect of Exchange Rate Changes On Cash and Cash Equivalents	—	—	—	—	—	—

Net Increase in Cash and Cash Equivalents	—	(114)	(12)	81	—	(45)
Cash and Cash Equivalents at Beginning of Year	—	114	12	290	—	416
Cash and Cash Equivalents at End of Year	$—	$—	$—	$371	$—	$371

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidating Statement of Cash Flows
Year Ended December 31, 2010
 (In millions)

	Weatherford Switzerland	Weatherford Bermuda	Weatherford Delaware	Other Subsidiaries	Eliminations	Consolidation

Cash Flows from Operating Activities:
Net Income (Loss)	$(217)	$(97)	$529	$488	$(902)	$(199)
Adjustments to Reconcile Net Income(Loss) to Net Cash Provided (Used) by Operating Activities:
Charges from Parent or Subsidiary	28	1	188	(217)	—	—
Equity in (Earnings) Loss of Affiliates	145	(294)	(753)	—	902	—
Deferred Income Tax Benefit	—	—	(119)	201	—	82
Other Adjustments	15	145	(155)	1,267	—	1,272
Net Cash Provided (Used) by Operating Activities	(29)	(245)	(310)	1,739	—	1,155

Cash Flows from Investing Activities:
Acquisitions of Businesses, Net of Cash Acquired	(92)	—	—	(52)	—	(144)
Capital Expenditures for Property, Plant and Equipment	—	—	—	(977)	—	(977)
Acquisition of Intellectual Property	—	—	—	(24)	—	(24)
Purchase of Equity Investment in Unconsolidated Affiliates	—	—	—	(2)	—	(2)
Proceeds from Sale of Assets and Businesses, Net	—	—	—	197	—	197
Capital Contribution to Subsidiary	—	(13)	—	—	13	—
Other Investing Activities	—	42	—	—	—	42
Net Cash Provided (Used) by Investing Activities	(92)	29	—	(858)	13	(908)

Cash Flows from Financing Activities:
Borrowings (Repayments) Short-term Debt, Net	—	(344)	—	(490)	—	(834)
Borrowings (Repayments) Long-term Debt, Net	—	1,190	(340)	9	—	859
Borrowings (Repayments) Between Subsidiaries, Net	121	(497)	706	(330)	—	—
Proceeds from Capital Contributions	—	—	—	13	(13)	—
Other, Net	—	(19)	(44)	(27)	—	(90)
Net Cash Provided (Used) by Financing Activities	121	330	322	(825)	(13)	(65)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	—	—	—	(19)	—	(19)

Net Increase in Cash and Cash Equivalents	—	114	12	37	—	163
Cash and Cash Equivalents at Beginning of Year	—	—	—	253	—	253
Cash and Cash Equivalents at End of Year	$—	$114	$12	$290	$—	$416

WEATHERFORD INTERNATIONAL LTD. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

24. Quarterly Financial Data (Unaudited)

	2012 Quarters
	First	Second	Third	Fourth	Total
	(In millions, except per share amounts)

Revenues	$3,591	$3,747	$3,819	$4,058	$15,215
Gross Profit	891	776	852	841	3,360
Net Income (Loss) Attributable to Weatherford	123	(849)	70	(122)	(778)

Basic Earnings (Loss) Per Share	0.16	(1.11)	0.09	(0.16)	(1.02)
Diluted Earnings (Loss) Per Share	0.16	(1.11)	0.09	(0.16)	(1.02)

	2011 Quarters
	First	Second	Third	Fourth	Total
	(In millions, except per share amounts)

Revenues	$2,856	$3,052	$3,370	$3,710	$12,988
Gross Profit	723	783	890	914	3,310
Net Income (Loss) Attributable to Weatherford	30	51	121	(13)	189

Basic Earnings (Loss) Per Share	0.04	0.07	0.16	(0.02)	0.25
Diluted Earnings (Loss) Per Share	0.04	0.07	0.16	(0.02)	0.25

Included in the results for the quarter ended June 30, 2012 are goodwill and equity method impairment losses of $589 million and $204 million, respectively, a charge for excess and obsolete inventory of $64 million, and a $28 million gain on the sale of our subsea controls business.
Included in the results for the quarter ended September 30, 2012 is a charge of $30 million to adjust the carrying value of our guar inventory,  a component of certain drilling fluids, to the lower of cost or market.
Included in the results for the quarter ended December 31, 2012 is $63 million in revenue recognized upon the revision of project estimates on our projects in Mexico.  Also included in the results for the quarter ended December 31, 2012 are adjustments to correct errors in years prior to 2012 that reduce Gross Profit by $27 million and increase Net Loss Attributable to Weatherford for the quarter by $31 million.  The impact of these errors, the most significant of which related to the elimination of intercompany profit in inventory, is not material to any individual prior interim or annual period.